June 1, 2012

Pamela Strayer
170 Rancheria Rd
Kentfield, CA 94904-2751

Dear Pam,

On behalf of Plantronics, Inc., the “Company” I am pleased to offer you the position of Senior Vice President & Chief Financial Officer reporting to me. Should you accept this offer of employment, your first day of employment is anticipated to be on or about July 16, 2012 (your actual first day of employment is referred to as the “start date”).

This letter outlines the terms of your employment with the Company and your compensation and benefits, as set forth below:

•	Annualized Base Salary

◦	$325,000 per year, payable biweekly and less applicable tax withholding.

•	Executive Incentive Plan

◦	50% of your annual salary or $162,500, at target performance.

◦
The purpose of the Plantronics, Inc. Executive Incentive Plan (“EIP” or the “Plan”) is to focus participants on achieving Company-wide financial performance goals as well as product group, segment, or functional objectives and individual performance goals by providing the opportunity to receive annual cash payments based on performance.

◦	Please refer to the Executive Incentive Plan "Administrative Guidelines" for further details.

•	Target Total Cash Compensation

◦	$487,500 per year based on the compensation elements shown above and at target performance.

•	Relocation

◦
Relocation benefits will be provided, as detailed below. You will have 1 year from the start date to utilize all your relocation benefits. By signing this agreement you are indicating that you understand and agree to the relocation benefits that you will receive under this plan. In addition, you agree that should you voluntarily terminate your employment with Plantronics within one year of your start date, all relocation monies must be repaid to Plantronics in full. All relocation monies are subject to applicable IRS guidelines.

◦
Movement of Goods & Storage: We will provide you with relocation benefits related to the Movement of Goods. A Move Coordinator from our Domestic Relocation vendor will contact you with details and logistics surrounding the movement of your goods into storage (up to 60 days) and to your new residence. The first 30 days of storage are tax-excludable; the second 30 days are a taxable benefit to you.

◦	Temporary Housing: We will provide you with furnished temporary housing of the Company's choosing, including the cost of utilities for 60 days. This benefit is taxable to you.

◦	Auto Shipment: Plantronics will cover the transport of 1 vehicle if your move is less than 400 miles.

◦	Rental Car: If you decide to ship your vehicle to your new location, you will be reimbursed for rental car costs for up to 10 days or until your auto arrives.

◦
Home Finding Assistance: Our Domestic Relocation vendor will assist with your home finding effort by providing you the necessary information and support to make well-informed decisions. The relocation vendor will make referrals to qualified real estate brokers in the new area, assist with local custom information, advise on negotiation strategy and provide on-going support and follow-up.

◦	Transition Support Services: Our Domestic Relocation vendor will provide you with answers to questions about community demographics, schooling, childcare, eldercare, etc. in your new location.

◦
Any taxable reimbursement will (a) be paid promptly but not later than the last day of the calendar year following the year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any calendar year and (c) not be subject to liquidation or exchange for another benefit.

•	Car Allowance

◦	A car allowance of $8,280 per year, less applicable tax withholding, payable bi-weekly, will be provided to you in lieu of mileage reimbursement.

•	Stock Options

◦
Within 3 business days of your start date, you will be granted a stock option to purchase 40,000 shares of the Company's common stock (the “Option”), subject to approval by the Compensation Committee of our Board of Directors.. The Option will be priced at the closing price on the NYSE on the date of grant. 33% of the shares subject to this Option shall vest on the one year anniversary of the start date.  Thereafter, 1/36 of the shares subject to the Option shall vest in equal monthly installments on the same date of each month as the start date; so as to be 100% vested on the three year anniversary of the start date.  All vesting is subject to you remaining as an associate through the relevant vesting dates.

•	Restricted Stock Awards

◦
Within 3 business days of your start date, you will be granted a restricted stock award covering10,000 shares of the Company's common stock (the “Stock Award”), subject to approval by the Compensation Committee of our Board of Directors. The Stock Award will vest in equal annual installments over a 4-year period, with the first 25% of the shares subject to the Stock Award vesting on the first anniversary of your start date. All vesting is subject to you remaining employed with the Company through the relevant vesting dates.

•	General Benefits

◦
You will be eligible to participate in Company benefit programs as available or that become available to other similarly situated associates of the Company, subject to the generally applicable terms and conditions of each program. The continuation or termination of each program will be at the discretion of the Company. Life, Medical, Dental and Disability coverage will begin on your first day of employment.

•	Executive Benefit Program

◦	Exec-U-Care Program

▪	Reimbursement for medical services not otherwise covered, subject to the continuation of that program in the sole discretion of the Company.

◦	Vacation

▪	4 weeks of vacation accrual per year, subject to an 320 accrual cap

◦	Designed Compensation Program

▪	Detailed on attachment Exhibit A

•	401(k)

◦
You are eligible to join the Plantronics, Inc. 401(k) plan at any time following your start date. You may contribute a pre-tax salary reduction between 1% and 50%. Plantronics will match 50 cents for every $1.00 you save up to 6% of your pre-tax income. The matching is 100% vested immediately. Plantronics, Inc. also makes a non-elective employer contribution of 3% of your base salary on a bi-weekly basis to the 401(k). Notwithstanding the foregoing, the Company retains discretion to modify the foregoing benefits at any time.

This formal notification of our offer of employment is subject to the terms set forth in the Plantronics Employment Application and is contingent upon satisfactory background verification, receipt of an original application, a final review of references, and the approval of the Compensation Committee of the Board of Directors.

For purposes of stock ownership, please be advised that “Executive Officers,” presently defined as Plantronics Section 16 Officers, are expected to meet certain requirements. As of the beginning of each fiscal year, all Executive Officers shall hold the lesser of (i) that number of shares of common stock equal in value to $50,000 or the equivalent value of in-the-money vested stock options, or (ii) 3,000 shares of common stock. The Executive Officers must attain this ownership threshold by four years after his or her acceptance of the position. The value of the shares of common stock will be calculated at the beginning of each fiscal year and will be based on the higher of the actual cost of the shares or their fair market value. The value of vested in-the-money stock options shall be the fair market value less the exercise price. Any subsequent change in the value of the shares during such fiscal year will not affect the amount of stock that such Executive Officers must hold during that year. The Board may modify this requirement on a case by case if compliance reasonably creates a hardship for any such Executive Officer.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within 3 business days of your date of hire, or our employment relationship with you may be terminated.

Please be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

You agree that, during the term of your employment with the Company, you will devote substantially all of your professional time to your responsibilities at Plantronics, and you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

As a Company associate, you will be expected to abide by company rules and standards as presented in our Associate Handbook and our World Wide Code of Business Conduct and Ethics. As a condition of your employment, you will also be required to sign and comply with an Associate Patent, Secrecy and Invention Agreement which requires, among other provisions, (i) the assignment of patent, copyright and other intellectual property rights to any invention made during your employment at the Company, and (ii) non-disclosure of proprietary information.

To indicate your acceptance of the Company's offer of employment as stated above, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. This letter sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by Plantronics CEO and you.

Pam, I look forward to working with you and having you as a member of the team!

Sincerely,
PLANTRONICS, INC.
/s/ Ken Kannappan
Ken Kannappan
Chief Executive Officer, President & Director

Agreed to and accepted:

Signature:	/s/ Pamela Strayer

Printed Name:	Pamela Strayer

Received offer Date:	June 4, 2012

Confirmed Start Date:	July 16, 2012

This offer expires one week from the date listed on the first page.
Please either mail or fax, (831) 426-0136, a signed original to indicate acceptance of offer.